UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Alsop, Joseph Wright
   14 Oak Park
   Bedford, MA  01730
   USA
2. Issuer Name and Ticker or Trading Symbol
   Progress Software Corporation
   PRGS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer and Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |12/19/|S   | |2,000             |D  |$18.20     |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/21/|S   | |3,500             |D  |$17.6453   |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/21/|S   | |1,500             |D  |$17.6453   |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/21/|S   | |2,500             |D  |$17.6453   |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/24/|S   | |7,500             |D  |$17.8933   |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/28/|S   | |3,000             |D  |$17.85     |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/28/|S   | |2,500             |D  |$17.85     |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/28/|S   | |2,500             |D  |$17.7584   |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/31/|G   |V|32,035            |D  |           |731,211            |D     |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/31/|G   |V|5,621 (1)         |A  |           |12,893             |I     |By Wife (2)                |
                           |01    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Nonqualified Stock Opt|$12.8125|4/3/0|A   |V|100,000    |A  |4/3/0|4/2/1|Common Stock|100,000|       |100,000 (4) |D  |            |
ions                  |        |1    |    | |           |   |1 (3)|1    |            |       |       |            |   |            |
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Nonqualified Stock Opt|$12.8125|4/3/0|A   |V|25,000     |A  |4/3/0|4/2/1|Common Stock|25,000 |       |25,000 (5)  |D  |            |
ions                  |        |1    |    | |           |   |1(3) |1    |            |       |       |            |   |            |
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Nonqualified Stock Opt|$13.0840|10/10|A   |V|75,000     |A  |10/10|10/9/|Common Stock|75,000 |       |75,000 (7)  |D  |            |
ions                  |        |/01  |    | |           |   |/01 (|11   |            |       |       |            |   |            |
                      |        |     |    | |           |   |6)   |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$13.0840|10/10|A   |V|50,000     |A  |10/10|10/9/|Common Stock|50,000 |       |50,000 (8)  |D  |            |
ions                  |        |/01  |    | |           |   |/01 (|11   |            |       |       |            |   |            |
                      |        |     |    | |           |   |6)   |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Gift by Mr. Alsop to his wife. (2) Mr. Alsop disclaims beneficial ownership of such shares. (3)The options vest on the date of grant with respect to two-sixtieths of the total amount, thereafter in equal monthly increments over a 58 month period commencing May 1, 2001. (4) On 12/31/01, options to purchase 16,667 shares were vested. (5) On 12/31/01, options to purchase 4,167 shares were vested. (6) The options vest on the date of grant with respect to eight-sixtieths of the total amount, thereafter in equal monthly increments over a 52 month period commencing November 1, 2001. (7)
On 12/31/01, options to purchase 12,500 shares were vested. (8) On 12/31/01, options to purchase 8,333 shares were vested.
SIGNATURE OF REPORTING PERSON
/s/ Joseph W. Alsop
DATE
January 9, 2002